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Filed by Wells Fargo & Company
Pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934
Commission File No.: 001-02979

Wells Fargo Statement Regarding Board Investigation

into the Community Bank’s Retail Sales Practices

SAN FRANCISCO, April 10, 2017 – Wells Fargo & Company (NYSE:WFC) announced today that it has received a report containing the findings of an investigation conducted by its board’s independent directors into the Company’s retail banking sales practices. The board’s independent directors engaged the law firm of Shearman & Sterling LLP in September 2016 to assist in the investigation. The full report is available at the Investor Relations section of www.wellsfargo.com.

In commenting on the board’s findings, Wells Fargo CEO and President Tim Sloan said the investigation’s conclusions mark an important moment for the company.

“We accept the board’s findings as a critical part of our journey to rebuild trust,” Sloan said. “While we have already made significant progress in making things right with customers and addressing issues, including several issues identified in the investigation, the board’s comprehensive findings provide another important opportunity to learn from our mistakes and take action to improve the way we operate, serve customers, and lead our team members.

“The board’s report is a necessary examination of what went wrong in our culture, operations, and governance. It’s clear from the board’s review that we had an incentive program and high-pressure sales culture in our Community Bank that over time drove behavior that in many cases was inappropriate and inconsistent with our values. Because of our decentralized operating model, our corporate leadership took too long to understand the seriousness and scope of the problem, and, as a result, the actions we took over the years to address it weren’t adequate.”

Sloan said the company will continue to review the report to incorporate its key findings into ongoing efforts to build a better and stronger Wells Fargo. He also cited significant actions the company has taken in recent years and since September to ensure that the unacceptable retail sales practices in the Community Bank that were the subject of settlements with the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, and the City Attorney of Los Angeles do not happen again.

“Nothing is more important to Wells Fargo’s future than ensuring we have a culture and operating model that works for all our stakeholders – our customers, team members, investors, and communities,” Sloan said. “With that principle in mind, we will ensure this report becomes a powerful complement to the ongoing self-examination of our culture and practices that we have been conducting as a leadership team and a company.

“We’ve changed leadership; held executives accountable; changed how we compensate and lead our retail bankers; centralized key control functions, such as risk management and human resources; and taken steps to promote a workplace where team members are encouraged to raise concerns. We have also retained independent third parties to provide their advice and feedback to help us identify possibilities for additional improvements across the company.

“Our intent is clear: the practices and pressures that harmed our customers, our team members, and our brand and reputation will never be allowed to occur again.”

Sloan added that any customers with questions about their accounts during any time period should contact their Wells Fargo banker, visit www.wellsfargo.com/commitment, or call 1-877-924-8697.

Separately, Wells Fargo recently published an interactive progress report timeline that details actions taken prior to today’s announcements, including the following:

Making things right for customers

•	Refunded approximately $3.2 million to approximately 130,000 retail and small business accounts.
•	Reached out to approximately 40 million retail customers and 3 million small business customers through statement messaging, other mailings, and online communications, asking them to contact us with any concerns.
•	Reached an agreement in principle to settle a class action lawsuit for $110 million, which will be set aside to remediate customer harm.
•	Committed to addressing the issues of any customer whose credit might have been affected by unauthorized account openings.
•	Dedicated ourselves to fulfilling our obligations under regulatory agreements.

Making fundamental changes to create a better Wells Fargo

•	Eliminated product sales goals and changed how we pay our retail bankers.
•	Invested in our people, increasing the pay for our entry-level team members across the country.
•	Strengthened our ethics and risk management, including creating a new Office of Ethics, Oversight, and Integrity; adding protections so anyone can feel safe reporting his or her concerns to our Ethics Line; and expanding our training for our managers and bankers, so they can better respond.

Holding leaders accountable

•	Changed leadership at our Community Bank.
•	Terminated executives linked to inappropriate sales practices.
•	Instituted forfeitures and clawbacks, and made compensation adjustments, with respect to senior leaders, totaling more than $180 million.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 8,600 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 42 countries and territories to support customers who conduct business in the global economy. With approximately 269,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 27 on Fortune’s 2016 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. In 2015, Wells Fargo donated $281.3 million to 16,300 nonprofits, ranking No. 3 on the Chronicle of Philanthropy’s rankings of the top corporate cash philanthropists. Wells Fargo team members volunteered 1.86 million hours in 2015, serving more than 40,000 nonprofits. Wells Fargo’s corporate social responsibility efforts are focused on three priorities: economic empowerment in underserved communities, environmental sustainability, and advancing diversity and social inclusion. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories.

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